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                                                      --------------------------
                                                      OMB Number:  3235-0145
                                                      Expires:  October 31, 1997
                                                      Estimated average burden
                                                      hours per response...14.90
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                       Synaptic Pharmaceutical Corporation
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    87156R109
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2/92)

                               Page 1 of 19 Pages

CUSIP NO. 87156R109                   13G                     Page 2 of 19 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Oxford Partners III, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    Less than 5%
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    Less than 5%
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     Less than 5%
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     Less than 5%
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 87156R109                   13G                     Page 3 of 19 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Oxford Venture Fund III, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    Less than 5%
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    Less than 5%
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     Less than 5%
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     Less than 5%
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 87156R109                    13G                    Page 4 of 19 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Oxford Partners III-A, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    Less than 5%
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    Less than 5%
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     Less than 5%
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     Less than 5%
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 87156R109                    13G                    Page 5 of 19 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Oxford Venture Fund III Adjunct, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    Less than 5%
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    Less than 5%
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     Less than 5%
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     Less than 5%
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 87156R109                    13G                    Page 6 of 19 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kenneth W. Rind

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------

   3      SEC USE ONLY


--------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------

                               5     SOLE VOTING POWER

        NUMBER OF                    Less than 5%
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    Less than 5%
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     Less than 5%
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     Less than 5%
--------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%
--------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Less than 5%
--------------------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 87156R109                    13G                    Page 7 of 19 Pages

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cornelius T. Ryan
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    Less than 5%
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    Less than 5%
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     Less than 5%
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     Less than 5%
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Less than 5%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 87156R109                    13G                    Page 8 of 19 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stevan A. Birnbaum
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    Less than 5%
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    Less than 5%
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     Less than 5%
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     Less than 5%
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 87156R109                   13G                     Page 9 of 19 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Alan G. Walton

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|
          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    Less than 5%
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    Less than 5%
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     Less than 5%
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     Less than 5%
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Less than 5%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:  Synaptic Pharmaceutical Corporation (the
                  "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  215 College Road, Paramus, New Jersey   07652.

Item 2(a)

                  Names of Persons Filing: Oxford Partners III, Limited Partnership ("Oxford III"), Oxford Venture Fund III, Limited Partnership ("Oxford Venture III"), Oxford Partners III-A, Limited Partnership ("Oxford III-A"), Oxford Venture Fund
                  III Adjunct, Limited Partnership ("Oxford III Adjunct"), Kenneth W. Rind, Cornelius T. Ryan, Stevan A. Birnbaum, and Alan G. Walton. Messrs. Rind, Ryan, Birnbaum, and Walton are the individual general partners of Oxford III, the general partner of Oxford Venture III, and Oxford III-A, the general partner of Oxford III Adjunct. Oxford III, Oxford Venture III, Oxford III-A, and Oxford III Adjunct, and Messrs. Rind, Ryan, Birnbaum and Walton are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).        Address  of  Principal  Business  Office  or,  if None,
                  Residence: The address of the principal business office of Oxford III, Oxford Venture III, Oxford III-A and Oxford III Adjunct and Messrs. Rind, Ryan, and Walton is 315 Post Road West, Westport, CT 06880. The address of the principal business office of Mr. Birnbaum is 17308 Avenida De La Herradura, Pacific Palisades, CA 90272-4224.

Item 2(c). Citizenship: Oxford III, Oxford Venture III, Oxford III-A and Oxford III Adjunct are limited partnerships organized under the laws of the State of Delaware. Each of Messrs. Rind, Ryan, Birnbaum, and Walton is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $0.01 par value ("Common Stock").

Item 2(e).        CUSIP Number:  87156R109.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                  (a) [ ] Broker or Dealer  registered  under  Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                               Page 10 of 19 Pages

                  (e) [ ] Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940.

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g) [ ] Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G)of the Act.

                  (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                          Not applicable.

Item 4.           Ownership.

         (a) Amount Beneficially Owned: Less than 5%. By virtue of their relationship as affiliated limited partnerships whose sole general partners share individual general partners, Oxford Venture III and Oxford III Adjunct may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock that each of them owns of record. As sole general partner of Oxford Venture III, Oxford III may be deemed to own beneficially all of the shares of Common Stock owned beneficially by Oxford Venture III. As sole general partner of Oxford III Adjunct, Oxford III-A may be deemed to own beneficially all of the shares of Common Stock owned beneficially by Oxford III Adjunct. As individual general partners of both Oxford III and Oxford III-A, each of Messrs. Rind, Ryan, Birnbaum, and Walton may be deemed to own beneficially the shares owned beneficially by both Oxford III and Oxford III-A.

         (b) Percent of Class: Less than 5%. The foregoing percentage is calculated based on the 7,631,043 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Synaptic Pharmaceutical Corporation for the quarter ended September 30, 1996.

         (c)             Number of shares as to which such person has:

                         (i) sole power to vote or to direct the vote: Less than 5%.

                         (ii) shared power to vote or to direct the vote: Less than 5%.

                         (iii) sole power to dispose or to direct the
                               disposition of:  Less than 5%.

                         (iv) shared power to dispose or to direct the disposition of: Less than 5%.


                              Page 11 of 19 Pages

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable. Oxford Venture III, Oxford III, Oxford III Adjunct and Oxford III-A and Messrs. Rind, Ryan, Birnbaum, and Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.


                              Page 12 of 19 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:  February 12, 1997


OXFORD VENTURE FUND III, LIMITED PARTNERSHIP

By:      Oxford Partners III, Limited Partnership,
         its general partner


         By:      /s/  Cornelius T. Ryan
                  -----------------------
                  Cornelius T. Ryan
                  General Partner


OXFORD VENTURE FUND III ADJUNCT, LIMITED PARTNERSHIP

By:      Oxford Partners III-A, Limited Partnership,
         its general partner


         By:      /s/  Cornelius T. Ryan
                  -----------------------
                  Cornelius T. Ryan
                  General Partner


OXFORD PARTNERS III, LIMITED PARTNERSHIP


By:        /s/  Cornelius T. Ryan
           -----------------------
           Cornelius T. Ryan
           General Partner



                              Page 13 of 19 Pages

OXFORD PARTNERS III-A, LIMITED PARTNERSHIP


By:        /s/  Cornelius T. Ryan
           --------------------------
           Cornelius T. Ryan
           General Partner



  /s/  Cornelius T. Ryan
  ----------------------------
   Cornelius T. Ryan


          *
----------------------------
Kenneth W. Rind


          *
----------------------------
Stevan A. Birnbaum


          *
----------------------------
Alan G. Walton


                                             *By:      /s/  Cornelius T. Ryan
                                                       ------------------------
                                                       Cornelius T. Ryan
                                                       Attorney-in-Fact

     *This Schedule 13G was executed by Cornelius T. Ryan pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission as Exhibit 2 to a Schedule 13G for Genetic Therapy, Inc. on February 11, 1992, a copy of which is attached hereto as Exhibit 2.


                              Page 14 of 19 Pages

                                                                       Exhibit 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Synaptic Pharmaceutical Corporation.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 12th day of February, 1997.


OXFORD VENTURE FUND III, LIMITED PARTNERSHIP

By:      Oxford Partners III, Limited Partnership,
         its general partner


         By:        /s/  Cornelius T. Ryan
                    ------------------------
                    Cornelius T. Ryan
                    General Partner


OXFORD VENTURE FUND III ADJUNCT, LIMITED PARTNERSHIP

By:      Oxford Partners III-A, Limited Partnership,
         its general partner


         By:        /s/  Cornelius T. Ryan
                    -----------------------
                    Cornelius T. Ryan
                    General Partner


OXFORD PARTNERS III, LIMITED PARTNERSHIP


By:        /s/  Cornelius T. Ryan
           ----------------------------
           Cornelius T. Ryan
           General Partner


                              Page 15 of 19 Pages

OXFORD PARTNERS III-A, LIMITED PARTNERSHIP


By:        /s/  Cornelius T. Ryan
           ----------------------
           Cornelius T. Ryan
           General Partner



  /s/  Cornelius T. Ryan
  ----------------------
   Cornelius T. Ryan


        *
-------------------------
Kenneth W. Rind


        *
-------------------------
Stevan A. Birnbaum


        *
-------------------------
Alan G. Walton


                                               *By:      /s/  Cornelius T. Ryan
                                                         ----------------------
                                                         Cornelius T. Ryan
                                                         Attorney-in-Fact


     *This Agreement was executed by Cornelius T. Ryan pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission as Exhibit 2 to a Schedule 13G for Genetic Therapy, Inc. on February 11, 1992, a copy of which is attached hereto as Exhibit 2.


                              Page 16 of 19 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cornelius T. Ryan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or, in his capacity as a general partner, on behalf of each or any of Oxford Partners, Oxford Partners II, Oxford Partners III, Limited Partnership and Oxford Partners III-A, Limited Partnership pursuant to Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 1992.

                                          /s/  Kenneth W. Rind
                                          ---------------------------
                                          Kenneth W. Rind


State of CT                )
                           ) ss:
County of Fairfield        )



                              Page 17 of 19 Pages

     On this 7th day of February, 1992, before me personally came Kenneth W. Rind, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[NOTARY SEAL]                             /s/  Fredericke Balel
                                          ------------------------
                                          Notary Public


                                          My commission expires:  March 31, 1995


                                          /s/  Stevan A. Birnbaum
                                          ------------------------
                                          Stevan A. Birnbaum


State of CT                )
                           ) ss:
County of Fairfield        )


     On this 5th day of February, 1992, before me personally came Stevan A. Birnbaum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[NOTARY SEAL]                             /s/  Fredericke Balel
                                          -----------------------
                                          Notary Public


                                          My commission expires:  March 31, 1995



                                          /s/  William R. Lonergan
                                          -----------------------
                                          William R. Lonergan


State of CT                )
                           ) ss:
County of Fairfield        )



                              Page 18 of 19 Pages

     On this 7th day of February, 1992, before me personally came William R. Lonergan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[NOTARY SEAL]                             /s/  Fredericke Balel
                                          -----------------------
                                          Notary Public


                                          My commission expires:  March 31, 1995


                                          /s/  Alan G. Walton
                                          -----------------------
                                          Alan G. Walton


State of CT                )
                           ) ss:
County of Fairfield        )


     On this 7th day of February, 1992, before me personally came Alan G. Walton, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[NOTARY SEAL]                             /s/  Fredericke Balel
                                          -----------------------
                                          Notary Public


                                          My commission expires:  March 31, 1995


                              Page 19 of 19 Pages